Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FOURTH QUARTER FINANCIAL RESULTS

Fourth Quarter (13-week) and Full-year (52-week) 2021 Financial Results

BOSTON, MA (2/16/22) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the fourth quarter and full-year fiscal periods ended December 25, 2021. Key results were:

•
Fourth quarter depletions increased 15% and fourth quarter shipments decreased 24.5% compared to the quarter ended December 26, 2020.
•
Fourth quarter net revenue of $348.1 million decreased 24.5% compared to the net revenue realized in the fourth quarter of 2020.
•
Fourth quarter net loss of $51.8 million or $4.22 per diluted share, decreased from net income of $32.8 million or $2.64 per diluted share in the fourth quarter of 2020.
•
The fourth quarter net loss was primarily driven by the previously disclosed shipment decrease that resulted from a more aggressive wholesaler inventory reduction than expected, primarily affecting Truly Hard Seltzer. Indirect volume adjustment costs related to the lower shipments were $52.0 million.
•
Full-year depletions increased 22% and full-year shipments increased 15.4% compared to the full-year ended December 26, 2020.
•
Full-year net revenue of $2.058 billion increased 18.5% compared to 2020.
•
Full-year net income of $14.6 million or $1.17 per share, represented a decrease of $177.4 million or $14.36 per diluted share compared to 2020.
•
The decrease in full-year net income was primarily a result of direct and indirect volume adjustment costs of $196.4 million, due to the write off of excess inventory intended to satisfy the expected higher growth rate of Truly Hard Seltzer.

“The fourth quarter continued to present operational challenges, including continued supply chain issues and a more aggressive wholesaler inventory reduction around Truly than expected,” said Dave Burwick, President and CEO. “While the hard seltzer category growth fell well short of our and the industry’s expectations, dampening our overall performance, Truly did generate 57% of all growth in the hard seltzer category during the quarter and dramatically closed the market share gap with the largest player in the category. Additionally, Truly grew its household penetration by 22% to make it the second-highest penetrated brand in all of beer. We have worked hard to level set our inventory levels and reset our growth model, and believe we are well positioned to benefit from future growth in this category, which we expect will be between flat to plus ten percent in 2022.”

“Our broad portfolio of successful brands, all of which grew depletions in the fourth quarter, helped Boston Beer solidify our leadership position in several categories,” said Chairman and Founder Jim Koch. “In fact, Twisted Tea was the fastest-growing of the top 25 brands in the fourth quarter with 31% growth in measured channels, and with 8% growth in measured channels in the fourth quarter, Samuel Adams was the fastest-growing national craft brand. Our 27% depletions CAGR over the past three years demonstrates that we have a broad, advantaged portfolio of brands, and our innovation pipeline continues to ensure we can meet consumer taste trends as they evolve. The first major launch of our 2022 innovation pipeline, Truly Margarita, is generating tremendous results and already has a 5.3% market share of hard seltzer with limited distribution thus far. With three innovations for 2022 announced today – Truly Vodka, the limited summer offering Truly Poolside, and an exciting new collaboration between Dogfish Head and Patagonia to launch an environmentally conscious pilsner – we remain confident that we can grow full-year volume between 4% and 10% in 2022, as our inventory levels continue to recover.”

Details of the results were as follows:

4th Quarter 2021 (13 weeks ended December 25, 2021) Summary of Results

During the year ended December 25, 2021, hard seltzer category growth decelerated to 13% from 158% in 2020. The slowdown in growth trends greatly impacted the Company's production and shipment volumes, as well as its financial results and projections for the future. The lower volumes resulted in several supply chain related costs recorded during the second half of the year.

The fourth quarter results include indirect volume adjustment costs of $52.0 million, before the related tax benefit. These costs include unfavorable absorption impacts at Company-owned breweries and downtime charges at third party breweries of $30.7 million, provisions for out-of-code or damaged products of $13.8 million, increased materials sourcing and warehousing costs of $5.7 million and other costs of $1.8 million. These total indirect costs of $52.0 million have been recorded in the fourth quarter financial statements as a $9.2 million reduction in net revenue and a $42.8 million increase in cost of goods sold.

The fourth quarter net loss of $51.8 million or $4.22 per diluted share represents a decrease of $84.6 million or $6.86 per diluted share from the net income realized in the fourth quarter of 2020. This decrease was due to the indirect volume adjustment costs of $52.0 million and the decrease in revenue due to lower shipment volumes, only partially offset by lower operating expenses.

In the fourth quarters of 2021 and 2020, the Company recorded tax benefits of $0.10 per diluted share and $0.08 per diluted share, respectively, resulting from the Accounting Standard "Employee Share-Based Payment Accounting" ("ASU 2016-09").

Depletions for the 2021 fourth quarter increased 15% from the prior year, reflecting increases in the Company’s Twisted Tea, Samuel Adams, Truly Hard Seltzer, Angry Orchard and Dogfish Head brands.

Shipment volume for the quarter was approximately 1.5 million barrels, a 24.5% decrease from the prior year, reflecting decreases in the Company’s Truly Hard Seltzer and Angry Orchard brands, partially offset by increases in its Twisted Tea, Samuel Adams and Dogfish Head brands,

The Company believes distributor inventory as of December 25, 2021 averaged approximately five weeks on hand and was at an appropriate overall level but included too much inventory for some packages and not enough for others. The Company expects distributors will keep inventory levels below 2021 levels in terms of weeks on hand, as the need for peak season inventory prebuilds is greatly reduced due to the Company’s increased production capacity. As a result, the Company expects shipments will continue to decline in the first quarter of 2022 and then grow in the second quarter compared to 2021.

The fourth quarter 2021 gross margin of 28.7% decreased from the 46.9% margin realized in the fourth quarter of 2020, primarily due to $52.0 million indirect volume adjustment costs, as a result of the hard seltzer slowdown described above, and higher materials costs, partially offset by price increases.

Advertising, promotional and selling expenses for the fourth quarter of 2021 decreased $3.6 million or 2.6% from the fourth quarter of 2020, primarily due to a net decrease in brand investments of $9.5 million, mainly driven by lower media and production costs, partially offset by higher investments in local marketing and increased freight to distributors of $5.9 million primarily due to higher freight rates.

General and administrative expenses increased by $5.5 million or 17.6% from the fourth quarter of 2020, primarily due to increases in external services and increased salaries and benefits costs.

The Company recorded a benefit of $4.75 million in contract termination costs in the fourth quarter of 2021, due to further negotiations with suppliers that resulted in lower settlement costs than estimated in the third quarter of 2021.

Impairment of long-lived assets increased $1.4 million from the fourth quarter of 2020, primarily due to increased write-downs of equipment at Company owned breweries.

The Company’s effective tax rate for the fourth quarter was a tax benefit of 29.3%compared to a tax provision of 22.9% in the prior year. This change in rate was primarily due to the impact of changes in the tax benefit from stock option activity recorded in accordance with ASU 2016-09.

Full-year 2021 (52 weeks ended December 25, 2021) Summary of Results

Full-year 2021 results include direct volume adjustment costs of $102.9 million, before the related tax benefit. These costs include inventory obsolescence, destruction costs and other inventory related costs of $59.5 million, contract termination costs, primarily for excess third-party contract production, of $30.7 million and equipment impairments of $12.7 million. The total direct costs of $102.9 million have been recorded in the full-year financial statements as a $59.5 million increase in cost of goods sold, $12.7 million in impairments of long-lived assets and $30.7 million in contract termination fees.

In addition, the full-year results include indirect volume adjustment costs of $93.5 million, before the related tax benefit. These costs include unfavorable absorption impacts at Company-owned breweries and downtime charges at third party breweries of $38.8 million, increased raw materials sourcing and warehousing costs of $28.0 million and customer return provisions for out-of-code or damaged products of $19.7 million and other costs of $7.0 million. The total costs of $93.5 million have been recorded in the full-year 2021 financial statements as a $16.1 million reduction in net revenue and a $77.4 million increase in cost of goods sold.

Full-year net income of $14.5 million or $1.17 per share, decreased $177.4 million or $14.36 per diluted share compared to the full- year ended December 26, 2020. This decrease was due to the combined direct and indirect costs of slowing hard seltzer category growth of $196.4 million and higher operating expenses, partially offset by increased net revenues.

For full-year 2021 and 2020, the Company recorded tax benefits of $0.85 per diluted share and $0.86 per diluted share, respectively, resulting from ASU 2016-09.

Full-year 2021 depletions increased 22% from 2020, reflecting increases in the Company’s Truly Hard Seltzer, Twisted Tea, Samuel Adams and Dogfish Head brands, partially offset by decreases in its Angry Orchard brand.

Shipment volume in full-year 2021 was approximately 8.5 million barrels, a 15.4% increase from 2020, reflecting increases in the Company’s Twisted Tea, Truly Hard Seltzer, Samuel Adams, Angry Orchard and Dogfish Head brands.

Gross margin in full-year 2021 of 38.8% represented a decrease from the 46.9% margin realized in full- year 2020, primarily due to $153.0 million direct and indirect volume adjustment costs, described above, and higher materials costs, partially offset by price increases.

Advertising, promotional and selling expenses in full-year 2021 increased $159.4 million or 35.6% from 2020, primarily due to increased brand investments of $90.4 million, mainly driven by higher media, production and local marketing investments and increased freight to distributors of $69.0 million primarily due to higher freight rates and volumes.

General and administrative expenses increased in full-year 2021 by $15.4 million or 13.0% from 2020, primarily due to increases in external services and salaries and benefits costs.

The Company recorded $30.7 million in net contract termination costs in full-year 2021, due to the cancellation of capacity and capital contracts and other agreements related to the slowdown of the hard seltzer category.

Impairment of long-lived assets increased in full-year 2021 by $14.0 million from 2020, primarily due to write-downs of equipment related to the slowdown of the hard seltzer category.

The Company’s effective tax rate for full-year 2021 was a benefit of 110.7% compared to a tax provision of 21.4% in 2020. This change in rate was primarily due to the impact of changes in the tax benefit from stock option activity recorded in accordance with ASU 2016-09 and the impact of lower pretax income for the full-year 2021 compared to 2020.

The Company expects that its December 25, 2021 unrestricted cash balance of $26.9 million, together with its future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 52-week period ended December 25, 2021 and the period from December 26, 2021 through February 12, 2022, the Company did not repurchase any shares of its Class A Common Stock. As of February 12, 2022, the Company had approximately $90.3 million remaining on the $931.0 million share buyback expenditure limit set by the Board of Directors.

Depletion and shipments estimates

Year-to-date depletions through the 7-week period ended February 12, 2022 are estimated by the Company to have decreased approximately 9% from the comparable period in 2021.

Year-to-date shipments through the 7-week period ended February 12, 2022 are estimated by the Company to have decreased approximately 26% from the comparable period in 2021.

COVID-19

As the COVID-19 pandemic slowly winds down, the Company’s primary focus continues to be on operating its breweries and business safely while working hard to meet customer demand. The Company began seeing the impact of the COVID-19 pandemic on its business in early March 2020. The direct financial impact of the pandemic primarily included significantly reduced keg demand from the On-Premise channel and higher labor and safety-related costs at the Company’s breweries. In addition to these direct financial impacts, COVID-19 related safety measures resulted in a reduction of brewery productivity, with more volume shifted to third-party breweries, increasing production costs and negatively impacting gross margins. In the 52-week period ended December 26, 2020, the Company recorded COVID-19 related pre-tax reductions in net revenue and increases in other costs that total $16.0 million, of which $1.8 million was recorded in the fourth quarter. The total amount consists of a $3.3 million reduction in net revenue for estimated keg returns from distributors and retailers and $12.7 million of other COVID-19 related direct costs. In 2021 and going forward, the Company has chosen not to report COVID-19 related direct costs separately, as they are viewed to be a normal part of operations.

Full-year 2022 Projections

The Company currently projects full-year 2022 Non-GAAP earnings per diluted share of between $11.00 and $16.00. This projection excludes the impact of ASU 2016-09 and is highly sensitive to changes in volume projections, particularly related to the hard seltzer category and supply chain performance. The Company’s actual 2022 earnings per share could vary significantly from the current projection. The 2022 fiscal year includes 53 weeks compared to the 2021 fiscal year which included only 52 weeks. Underlying the Company’s current 2022 projection are the following 53-week full-year estimates and targets:

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Depletions and shipments increase of between 4% and 10%. The Company expects shipment trends will decline in the first quarter and then grow in the second quarter after lapping last year’s peak season inventory prebuild. The Company expects shipments in total to decline in the first half of the year and grow in the second half of the year as compared to 2021.
•
National price increases of between 3% and 5%.
•
Gross margin of between 45% and 48%.

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Increased investments in advertising, promotional and selling expenses of between $0 and $20 million. This does not include any changes in freight costs for the shipment of products to the Company’s distributors.
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Non-GAAP effective tax rate of approximately 26%, excluding the impact of ASU 2016-09. This effective tax rate also excludes any potential future changes to current federal income tax rates and regulations.
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Estimated capital spending of between $140 million and $190 million.

Use of Non-GAAP Measures

Non-GAAP effective tax rate and earnings per diluted share, excluding the impact of ASU 2016-09, are not defined terms under U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures should not be considered in isolation or as a substitute for diluted earnings per share and effective tax rate data prepared in accordance with GAAP, and may not be comparable to calculations of similarly titled measures by other companies. Management uses these non-GAAP financial measures to make operating and strategic decisions and to evaluate the Company’s overall business performance. The Company is unable to reconcile the projection for its Non-GAAP effective tax rate and earnings per diluted share, excluding the impact of ASU 2016-09, because the Company is unable to predict the impact of future events outside the Company’s control, including the timing and value realized upon exercise of stock options versus the fair value of those options when granted. Therefore, because of the uncertainty and variability of the impact of ASU 2016-09, the Company is unable to provide, without unreasonable effort, a reconciliation of these non-GAAP measures on a forward-looking basis. Management believes these forward-looking non-GAAP measures provide meaningful and useful information to investors and analysts regarding our outlook and facilitate period to period comparisons of our forecasted financial performance.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 26, 2020 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and the Samuel Adams brand is currently recognized as one of the largest and most respected craft beer brands. Our portfolio of brands also includes Truly Hard Seltzer, Twisted Tea, Angry Orchard Hard Cider, Dogfish Head Brewery and Bevy Long Drink as well as other craft beer brands such as Angel City Brewery and Coney Island Brewing. For more information, please visit our investor relations website at www.bostonbeer.com, which includes links to all of our respective brand websites.

Wednesday, February 16, 2022

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	December 25,	December 26,	December 25,	December 26,
	2021 (13 weeks)	2020 (13 weeks)	2021 (52 weeks)	2020 (52 weeks)
Barrels sold	1,467	1,943	8,504	7,368
Revenue	$373,656	$493,250	$2,196,650	$1,851,813
Less excise taxes	25,562	32,313	139,028	115,381
Net revenue	348,094	460,937	2,057,622	1,736,432
Cost of goods sold	248,317	244,667	1,259,830	921,980
Gross profit	99,777	216,270	797,792	814,452
Operating expenses:
Advertising, promotional and selling expenses	137,698	141,318	606,994	447,568
General and administrative expenses	36,652	31,157	133,624	118,211
Contract termination costs (benefit)	(4,750)	—	30,678	—
Impairment of assets	3,110	1,670	18,499	4,466
Total operating expenses	172,710	174,145	789,795	570,245
Operating income	(72,933)	42,125	7,997	244,207
Other income (expense), net:
Interest (expense) income, net	(26)	(30)	(110)	(199)
Other income (expense), net	(323)	444	(978)	222
Total other income (expense), net	(349)	414	(1,088)	23
Income before income tax provision	(73,282)	42,539	6,909	244,230
Income tax provision	(21,496)	9,722	(7,644)	52,270
Net income	$(51,786)	$32,817	$14,553	$191,960

Net income per common share - basic	$(4.22)	$2.68	$1.19	$15.73
Net income per common share - diluted	$(4.22)	$2.64	$1.17	$15.53

Weighted-average number of common shares -basic	12,284	12,246	12,280	12,204
Weighted-average number of common shares - diluted	12,284	12,355	12,436	12,283

Net income	$(51,786)	$32,817	$14,553	$191,960
Other comprehensive income (loss), net of tax:
Currency translation adjustment	6	35	(32)	25
Defined benefit plans liability adjustment	90	275	90	1,392
Total other comprehensive income (loss), net of tax:	96	310	58	1,417
Comprehensive income	$(51,690)	$33,127	$14,611	$193,377

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	December 25, 2021	December 26, 2020

Assets
Current Assets:
Cash and cash equivalents	$26,853	$163,282
Restricted cash	39,468	—
Accounts receivable	55,022	78,358
Inventories	153,910	130,910
Prepaid expenses and other current assets	21,462	30,230
Income tax receivable	53,418	10,393
Total current assets	350,133	413,173
Property, plant and equipment, net	664,815	623,083
Operating right-of-use assets	52,774	58,483
Goodwill	112,529	112,529
Intangible assets	103,677	103,930
Third-party production prepayments	88,294	56,843
Other assets	19,354	10,784
Total assets	$1,391,576	$1,378,825
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$85,920	$121,647
Accrued expenses and other current liabilities	166,344	129,544
Current operating lease liabilities	7,634	8,232
Total current liabilities	259,898	259,423
Deferred income taxes, net	87,495	92,665
Non-current operating lease liabilities	53,849	59,171
Other liabilities	6,925	10,599
Total liabilities	408,167	421,858
Commitments and Contingencies
Stockholders' Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 10,183,801 and 10,004,681 issued and outstanding as of December 25, 2021 and December 26, 2020, respectively	102	100
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 2,068,000 and 2,177,983 issued and outstanding as of December 25, 2021 and December 26, 2020, respectively	21	22
Additional paid-in capital	611,622	599,737
Accumulated other comprehensive loss	(194)	(252)
Retained earnings	371,858	357,360
Total stockholders' equity	983,409	956,967
Total liabilities and stockholders' equity	$1,391,576	$1,378,825

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	December 25, 2021 (52 weeks)	December 26, 2020 (52 weeks)
Cash flows provided by operating activities:
Net income	$14,553	$191,960
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,096	65,657
Impairment of assets	18,499	4,466
(Gain) loss on disposal of property, plant and equipment	(217)	(639)
Change in right-of-use assets	8,018	7,355
Bad debt (recovery) expense	(182)	488
Stock-based compensation expense	18,615	15,282
Deferred income taxes	(5,225)	17,655
Changes in operating assets and liabilities:
Accounts receivable	23,071	(24,014)
Inventories	(26,016)	(24,463)
Prepaid expenses, income tax receivable and other current assets	(49,073)	(9,531)
Third-party production prepayments	(16,635)	(53,851)
Other assets	(5,699)	(351)
Accounts payable	(27,361)	40,771
Accrued expenses and other current liabilities	43,686	24,469
Change in operating lease liabilities	(8,229)	(3,786)
Other liabilities	(3,604)	1,939
Net cash provided by operating activities	56,297	253,407
Cash flows used in investing activities:
Purchases of property, plant and equipment	(147,919)	(139,996)
Proceeds from disposal of property, plant and equipment	1,157	487
Other investing activities	145	392
Net cash used in investing activities	(146,617)	(139,117)
Cash flows (used in) provided by financing activities:
Proceeds from exercise of stock options and sale of investment shares	10,465	15,274
Net cash paid on note payable and finance leases	(1,570)	(1,260)
Cash borrowed on line of credit	—	100,000
Cash paid on line of credit	—	(100,000)
Payment of tax withholding on stock-based payment awards and investment shares	(15,536)	(1,692)
Net cash (used in) provided by financing activities	(6,641)	12,322
Change in cash and cash equivalents	(96,961)	126,612
Cash and cash equivalents and restricted cash at beginning of year	163,282	36,670
Cash and cash equivalents and restricted cash at end of period	$66,321	$163,282

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com